Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2021 (May 5, 2021 as to the effects of the restatement to the 2020, 2019, and 2018 financial statements as discussed in Note 3 to the financial statements) relating to the financial statements of Falcon Minerals Corporation, appearing in the Annual Report on Form 10-K/A of Falcon Minerals Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

September 20, 2021